Exhibit 99.1

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015	NEWS RELEASE NEWS RELEASE NEWS RELEASE

Contact:

Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ANNOUNCES EXECUTIVE APPOINTMENTS

•	Edward Wiertel Named Vice President & Corporate Controller
•	Charles Ryan Promoted to Vice President – Taxes

Deerfield, IL, February 28, 2007 – Fortune Brands, Inc. (NYSE: FO), the company behind leading consumer brands including Jim Beam, Moen and Titleist, today announced the appointment of two key executives.

Edward A. Wiertel has been elected by the Board of Directors to the open position of Vice President and Corporate Controller, effective April 9th. In this position, Wiertel will serve as the company’s principal accounting officer. Wiertel is currently a Partner in the Chicago office of KPMG LLP, where he is responsible for leading the delivery of audit and related financial consulting services to clients, including multibillion dollar publicly-traded companies. Prior to joining KPMG as a Partner in 2002, Wiertel spent 11 years at Arthur Andersen LLP, where he was promoted to partner in 2000. A Certified Public Accountant, Wiertel is a graduate of DePaul University, where he earned a B.S. in Accounting.

Charles J. Ryan has been elected to the position of Vice President – Taxes, effective April 2nd. Currently the company’s Director of Tax Research, Ryan will succeed Steven J. Siegler, who plans to retire at the end of March following a 35-year career at Fortune Brands. Ryan, who joined Fortune Brands in 1999, previously worked in positions of increasing responsibility related to domestic and international tax matters at GATX Corporation and Comdisco, Inc. Ryan is a Certified Public Accountant and holds a B.S. in Accounting and an M.S. in Taxation, both from DePaul University.

About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in spirits and wine, home and hardware products, and golf equipment. Beam Global Spirits & Wine, Inc. is the company’s spirits and wine business. Major spirits and wine brands include Jim Beam and Maker’s Mark bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ liqueurs, Laphroaig

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www.fortunebrands.com

Fortune Brands Announces Executive Appointments, Page 2

single malt Scotch and Clos du Bois and Geyser Peak wines. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Schrock cabinets, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

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